Filed pursuant to Rule 433

Registration No. 333-132201

08-November-06


Toyota Motor Credit Corp

Final Term Sheet

Agent:HSBC Securities (USA) Inc.
Structure:366 day Floating Rate Medium Term Notes
Ratings:Aaa/AAA
Pricing Date:November 8,2006
Interest Accrual Date:November 13, 2006
Settlement Date:November 13, 2006
Maturity Date:November 14, 2007
Form of Note:Senior Notes
Form of Offering:SEC Registered Medium Term Notes
CUSIP:89233PZW9


Transaction Details

Principal Amount:$175,000,000

Pricing Benchmark:Fed Funds Same Day Effective Rate + 4bps

Reoffer Yield:Fed Funds Same Day Effective Rate + 4bps

Interest Rate Source:Fed H15 /Bloomberg FEDL01

Price to Investor:100.000%

Gross Fees:0.01%

All-In Price to Issuer:99.99%

Net Proceeds:$174,982,500

Interest Reset:Daily, using Friday's rate for the weekend

Interest Calculation:Daily average on a weighted basis with a 2 business day cutoff prior to interest payment date

Interest Pay Frequency:Quarterly

First Payment Date:February 14, 2007

Interest Payment Dates:Quarterly on the 14th of Feb., May, Aug., Nov.

Day Count:Actual/360

Day Count Convention:Following, Adjusted

Minimum Denominations:$1,000 and integral multiples of $1,000 thereafter




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